Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Scott Eckstein
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(212) 827-3766

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 6, 2012

RAVEN INDUSTRIES CLOSES VISTA RESEARCH, INC. ACQUISITION

Provides Additional Details Regarding the Vista Transaction and Business Operations

SIOUX FALLS, SD—January 6, 2012—Raven Industries, Inc. (RAVN: Nasdaq) today announced that its Aerostar division has completed the acquisition of Vista Research, Inc., a leading provider of surveillance systems that enhance the effectiveness of radars using sophisticated algorithms. Vista’s smart sensing radar systems (SSRS) are employed in a host of advanced detection and tracking applications, including wide-area surveillance for the border patrol and the military.

The final purchase price consisted of initial consideration of $12 million in cash, with up to $21.5 million in additional benchmark and earn-out amounts payable to Vista’s parent company over the next seven years. In addition, the Stock Purchase Agreement provides for the establishment of a revenue-based bonus pool of up to $15 million to be allocated to employees of Vista Research, Inc. over the next seven years.

Vista Research, Inc. has approximately 40 employees with locations in Virginia and California. Historically, Vista has operated as a problem-solving resource for organizations needing the expertise of its scientists and engineers. Beginning this fall, it began shipping SSRS units on a commercial scale. Components for these units were manufactured by Raven’s Electronic Systems Division. For the year ended December 31, 2011, Vista had revenues of approximately $15 million, including approximately $4 million of SSRS sales, with substantially all of those sales recorded in the fourth quarter.

“Raven is excited to acquire a highly regarded developer of smart radar and sensing processors, including an extremely talented team,” said Lon Stroschein, Aerostar division vice president and general manager. “Together we will bring new innovations for detecting and tracking small objects over the land, on the water and in the air. Our solutions can replace or enhance traditional, high-cost radar systems used today. Our unique proposition is improved security in all types of weather at a lower total cost of ownership.”

“Vista Research has pioneered innovative detection and tracking processing systems for more than 25 years, and we have developed smart radar surveillance processors that can help identify threats to critical assets,” said Joe Maresca, CEO and co-founder of Vista Research, Inc. “Today, we join forces with Raven Industries, which shares a common vision for peace and stability through innovation and high quality products, and together we look forward to extending our presence in the global radar surveillance market. We are excited about the opportunity to leverage Raven’s world-class organization to deliver new feature-rich detection and tracking solutions to customers.”

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Raven Industries, Inc.

Add 1

Acquisition Fits the Raven Model for Growth and Value Creation

“After collaborating with Vista Research for the past 18 months, we are confident this transaction meets all of our acquisition criteria for growth and creating shareholder value,” said Daniel A. Rykhus, Raven’s president and chief executive officer. “First and foremost, we are acquiring a highly-engineered niche product with a unique market position. Vista’s radar processing technology enables our Aerostar Division to offer more competitive end-to-end aerostat systems, as well as gain access to a much broader customer base. We also see opportunities to integrate Vista’s technology with our Marine navigation products for enhanced port security. Importantly, Raven has a proven approach for commercializing acquired technologies and leveraging our strengths in manufacturing, market development, sales and customer service.

“Vista’s current office locations and engineering resources will continue to support their existing government contracts, including several recent orders for radar systems. Raven will provide a full suite of engineering services to support new product introductions and quality manufacturing through our Electronic Systems Division. With high-level security clearances and extensive contacts, Vista creates a new path for Raven to pursue next-generation surveillance and security solutions.”

Rykhus concluded, “The ability to sustain our growth requires a constant search for new markets. This is one of those unique opportunities in which a breakthrough technology can be another catalyst driving future growth at Raven. We expect that this acquisition will be additive to our earnings in the course of the coming year. More importantly, we believe this acquisition meets our goal of allocating capital to generate attractive returns on investment with increasing cash flows.”

About Raven Industries, Inc.

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Aerostar International, Inc. is a wholly owned subsidiary of Raven Industries, Inc.

About Vista Research, Inc.

Based in Arlington, VA, privately-held Vista Research, Inc., has a national reputation for quality work in the development of systems incorporating remote sensing and signal processing techniques. Vista’s Smart Sensing Radar Systems (SSRS) provide a reliable, cost-effective solution for earlier detection of defined targets and their movement over land and water.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, integration of the businesses, commercialization of the product line, changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

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